Exhibit 10.115

     Amendment dated as of March 31st, 2003 (this "Amendment") to the Amended and Restated Employment Agreement made as of the 17th day of April 2002 (the "Agreement") between I.C. Isaacs & Company, L.P., a Delaware limited partnership (the "Company") and Eugene C. Wielespki (the "Executive").

     WHEREAS, the Executive is employed pursuant to the Agreement as the Company's Vice President and Chief Financial Officer; and

     WHEREAS, the Company desires to modify the terms of the Executive's employment and his responsibilities under the Agreement in the manner hereinbelow provided; and

     WHEREAS, the Executive is willing to accept such modifications,

     NOW, THEREFORE, in consideration of the foregoing and the mutual terms and provisions hereinafter set forth, the parties agree as follows:

     1. Amendment of Section 1. The provisions of Section 1 of the Agreement are hereby deemed to have been amended to read, as follows:

          "1. Employment. The Company hereby employs the Executive as its Vice President - Finance, and agrees to continue the Executive in that position through the end of the term of this Agreement."

     2. Amendment of Section 3. The provisions of Section 3 of the Agreement are hereby deemed to have been amended to read, as follows:

          "3. Base Salary. The Executive's base salary for each fiscal year of the Company during the term of this Agreement shall be $180,000 per annum. Such base salary may be increased based upon periodic reviews by the Compensation Committee of the Board of Directors. For purposes of this Agreement, "fiscal year" shall mean calendar year. The Executive's base salary shall be paid throughout each fiscal year during the Employment Period and any renewal or extension thereof in accordance with the normal payroll practices of the Company then in effect."

     3. Amendment of Section 6A. The provisions of Section 6A of the Agreement are hereby deemed to have been amended to read, as follows:

          "6. Duties.

          A. During the term of this Agreement, the Executive shall serve as Vice President - Finance, have such powers and shall perform such duties as are incident and customary to his office, including those described in the Company's By-Laws (as amended from time to time), and shall perform such other executive and administrative duties and functions commensurate with such position as from time to time shall be assigned to him by the Chief Operating and Chief Financial Officer and/or the Board of Directors of Isaacs. The Executive shall perform such additional duties and functions without separate compensation, unless otherwise authorized by the Board of Directors of Isaacs."


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     4. Continuation of Effectiveness of the Agreement. The Agreement, as
amended by this Amendment, shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                         I.C. Isaacs & Company, L.P.

                                         By: I.C. Isaacs & Company, Inc.,
                                                  General Partner


                                         By:/s/ Daniel J. Gladstone
                                            ----------------------------------
                                            Daniel G. Gladstone, President


                                            /s/ Eugene C. Wielepski
                                            ----------------------------------
                                            Eugene C. Wielepski




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